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                                                                     EXHIBIT 5.1

                                                                December 9, 1996

Primark Corporation
1000 Winter Street
Suite 4300N
Waltham, Massachusetts 02154

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-8 ("Registration Statement") of Primark Corporation (the "Corporation") related to the registration of 250,000 shares of the Corporation's common stock, without par value ("Common Stock"), which are to be offered or sold pursuant to the Primark Corporation 1992 Stock Option Plan (the "Plan").

     I have been requested to furnish an opinion to be included as Exhibit 5.1 to the Registration Statement. In conjunction with the furnishing of this opinion, I have examined such corporate documents and have made such investigation of matters of fact and law as I have deemed necessary to render this opinion.

     Based upon such examination and investigation, and upon the assumption that there will be no material changes in the documents examined and matters investigated, I am of the opinion that the 250,000 shares of Common Stock referred to above have been duly authorized by the Corporation and that, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

     I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                            Very truly yours,

                                            /s/ MICHAEL R. KARGULA
                                            -----------------------------
                                            MICHAEL R. KARGULA, ESQ.
                                            Senior Vice President,
                                            General Counsel and Secretary